Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of World Heart Corporation on Form S-8 of our report dated March 29, 2007 relating to the financial statements of World Heart Corporation for the year ended December 31, 2006 which appear in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterCooper LLP

Ottawa, Canada

February 3, 2010